EXHIBIT 11 -- STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
SYSTEMS & COMPUTER TECHNOLOGY CORPORATION AND SUBSIDIARIES

                                                  Year Ended September 30,
                                                ----------------------------
                                                  1996      1995      1994
                                                  ----      ----      ----
                                                  (Amounts in thousands,
                                                   except per share data)

Primary
Average shares outstanding                       14,070    13,074    12,328

Net effect of dilutive stock options-based
 on the treasury stock method using average
 market price                                       626       956     1,189
                                                -------    ------   -------

Total                                            14,696    14,030    13,517
                                                =======    ======   =======

Net income                                       $9,119    $3,058   $11,646
                                                =======    ======   =======

Net income per share                              $0.62     $0.22     $0.86
                                                =======    ======   =======


Fully Diluted
Average shares outstanding                       14,070    13,074    12,328

Net effect of dilutive stock options-based
 on the treasury stock method using the
 year-end market price, if higher than
 average market price                               626     1,325     1,190

Assumed conversion of 6 1/4% convertible
 subordinated debentures                          2,085         0     2,300
                                                -------    ------    ------
Total                                            16,781    14,399    15,818
                                                =======    ======   =======

Net income                                       $9,119    $3,058   $11,646
                                                =======    ======   =======

Add 6 1/4% convertible subordinated debenture
interest, net of federal income tax effect        1,200         0     1,521

Net income (as adjusted)                        $10,319    $3,058   $13,167
                                                =======    ======   =======

Net income (as adjusted) per share                $0.61     $0.21     $0.83
                                                =======    ======   =======